The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
File No. 333-178948

SUBJECT TO COMPLETION, DATED JANUARY 10, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 10, 2012)

$

The Valspar Corporation

                 % Senior Notes due 2022

The notes will mature on                     , 2022 and will bear interest at the rate of     % per year. Interest on the notes is payable semi-annually on              and              of each year, beginning on                     , 2012. At any time prior to the date that is three months prior to the maturity of the notes, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest plus a “make-whole” amount. At any time on or after the date that is three months prior to the maturity of the notes, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest. If we experience a change of control repurchase event, we may be required to offer to purchase the notes from holders. See “Description of the Notes.”

The notes will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-8.

	Per Senior Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to Valspar		%	$

(1)	Plus accrued interest, if any, from , 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or any of the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company, including direct and indirect participants in Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System on or about                     , 2012.

Joint Book-Running Managers

Deutsche Bank Securities	Mitsubishi UFJ Securities	US Bancorp

The date of this prospectus supplement is                     , 2012

Prospectus Supplement

You should rely on the information contained in this prospectus supplement and the accompanying prospectus to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference may only be accurate as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated January 10, 2012, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time after the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “Valspar,” “the Company,” “we,” “us” and “our” refer to The Valspar Corporation and its subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that are not of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect(s),” “plan(s),” “anticipate(s),” “intend(s),” “believe(s),” “estimate(s),” “predict(s),” “seek(s),” “potential,” “continue(s)” or “project(s)” or the negative of those terms or other comparable terminology. These forward-looking statements are based on management’s current expectations, estimates, assumptions and beliefs about future events, conditions and financial performance, and are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include, but are not limited to, deterioration in general economic conditions, both domestic and international, that may adversely affect our business; fluctuations in availability and prices of raw materials, including raw material shortages and other supply chain disruptions, and the inability to pass along or delays in passing along raw material cost increases to our customers; dependence of internal sales and earnings growth on business cycles affecting our customers and growth in the domestic and international coatings industry; market share loss to, and pricing or margin pressure from, larger competitors with greater financial resources; significant indebtedness that restricts the use of cash flow from operations for acquisitions and other investments; dependence on acquisitions for growth, and risks related to future acquisitions, including adverse changes in the results of acquired businesses, the assumption of unforeseen liabilities and disruptions resulting from the integration of acquisitions; risks and uncertainties associated with operations and achievement of profitable growth in developing markets, including Asia and Central and South America; loss of business with key customers; damage to our reputation and business resulting from product claims or recalls, litigation, customer perception and other matters; our ability to respond to technology changes and to protect our technology; changes in governmental regulation, including more stringent environmental, health and safety regulations; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; unusual weather conditions adversely affecting sales; changes in accounting policies and standards and taxation requirements such as new tax laws or revised tax law interpretations; the nature, cost and outcome of pending and future litigation and other legal proceedings; civil unrest and the outbreak of war and other significant national and international events; and other risks and uncertainties, including those discussed in this prospectus supplement under the caption “Risk Factors.”

We disclaim any intention or obligation to publicly update or revise any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results, whether as a result of new information, future events, or otherwise, except as required by law. All of the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K (incorporated by reference into the accompanying prospectus) and similar sections in our future filings that may be incorporated by reference into the accompanying prospectus.

S-iii

The above list of uncertainties and other risk factors that may affect results addressed in the forward-looking statements may not be exhaustive. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may describe additional uncertainties or risk factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about Valspar and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference before deciding whether to purchase notes.

The Valspar Corporation

The Valspar Corporation is a leading global coatings and paints manufacturer and distributor, based on revenues and trade publication rankings. We manufacture and distribute a broad portfolio of coatings, paints and related products. We operate our business in two reportable segments: Coatings and Paints. Our net sales in 2011 from our Coatings and Paints segments were $2,092.5 million and $1,612.2 million, respectively. Our total net sales in 2011 were $3,953.0 million.

The Valspar Corporation is a Delaware corporation and was founded in 1806. Our principal executive offices are located at 901—3rd Avenue South, Minneapolis, Minnesota 55402, and our telephone number at that address is (612) 851-7000. Our corporate website address is www.valsparcorporate.com. The information on our website is not part of this prospectus supplement.

Coatings Segment

Our Coatings segment includes our packaging product line and industrial product lines. We offer a broad range of decorative and protective coatings for metal, wood and plastic, primarily for sale to original equipment manufacturing (OEM) customers in Asia, Australia, Europe, North America and South America. Products within our Coatings segment include primers, top coats, varnishes, sprays, stains, fillers and other coatings used by customers in a wide range of manufacturing industries, including agricultural and construction equipment, appliances, building products, furniture, metal fabrication, metal packaging and transportation.

We utilize a wide variety of technologies to provide differentiated coatings that meet our customers’ requirements and enable value creation within the markets in which they are used. These technologies include electrodeposition, powder, solvent-based, waterborne and UV curing and laser sintering. Our capability to design and manufacture resins allows us to customize products and provide leading solutions for a range of market applications.

Our packaging product line includes coatings for the interior and exterior of metal packaging containers, principally food containers and beverage cans, for global customers. We also produce coatings for aerosol and paint cans, crowns for glass bottles, plastic packaging and bottle closures. We believe we are the world’s largest supplier of metal packaging coatings. Consolidation and globalization of our customers has occurred, and we have responded to these trends by offering a wide variety of packaging coatings products throughout the world.

Our industrial product lines include coil, general industrial and wood. Our coil product line produces coatings that are applied to metal coils used to manufacture pre-engineered buildings and building components, other metal building and architectural products and appliances. Our general industrial product line provides customers a single source for powder, liquid and electrodeposition coatings technologies in a wide variety of industries, including lawn and garden, pipe coatings, transportation, and agricultural and construction equipment. Our wood product line supplies decorative and protective coatings for wood furniture, building products, cabinets and floors. We have color design manufacturing and technical service capabilities for our customers. We supply our industrial products throughout Asia, Australia, Europe, India, North America and South America.

Paints Segment

Our Paints segment includes a wide variety of products such as paints, primers, topcoats and aerosol spray paints sold primarily through retailers, distribution networks and company-owned stores. This segment includes our consumer paints and automotive refinish product lines.

Our consumer paints product line comprises the largest part of our Paints segment. We offer a broad portfolio of interior and exterior paints, stains, primers, varnishes, high performance floor paints and specialty decorative products, such as enamels, aerosols and faux finishes, used in both the do-it-yourself and professional markets. The primary distribution channels for these products in the U.S. and Canada are home centers, hardware wholesalers, distributors and independent dealers. We offer our own branded products and private label brands for customers. In China, we sell our Huarun and Valspar brands of consumer paints through distributors and retail outlets. In Australia and New Zealand, we sell our Wattyl brands of consumer paints through independent dealers, hardware chains, home centers and company-owned stores. At certain customers, we also offer additional marketing and customer support by providing Valspar personnel to train paint department employees and to answer paint questions in stores.

We develop highly customized merchandising and marketing support programs for our consumer paint customers, enabling them to differentiate their paint departments from their competitors’ through product and color selection assistance, point-of-purchase materials and labeling. Our primary brands include Valspar and Cabot in the U.S., Huarun and Valspar in China, and Wattyl and Solagard in Australia and New Zealand. We continue to invest in and support these brands through advertising and marketing programs.

Our automotive product line includes refinish paints and aerosol spray paints that are sold through automotive refinish distributors, body shops, automotive supply distributors and automotive supply retailers. We manufacture these products in Europe and North America and distribute them under the Valspar, DeBeer and House of Kolor brands in many countries around the world.

All Other

In addition to the main product lines within our Coatings and Paints segments, we manufacture and sell specialty polymers, colorants and gelcoats, and we sell furniture protection plans and furniture care and repair products under the Guardsman brand. The specialty polymers and colorants are manufactured for internal use and for external sale to other coatings manufacturers. Our gelcoats and related products are primarily sold to boat manufacturers and shower and tub manufacturers.

The Offering

Issuer	The Valspar Corporation

Securities Offered	$ aggregate principal amount of % Senior Notes due 2022.

Maturity	The notes will mature on , 2022.

Interest	Interest on the notes will accrue from , 2012 and will be payable semi-annually on and of each year, beginning , 2012.

Ranking	The notes are our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated debt outstanding from time to time. Holders of the notes will generally have a position junior to the claims of the creditors, including trade creditors, of our subsidiaries. Also, the notes will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. As of October 28, 2011, without giving effect to the issuance of the notes and the use of the net proceeds of the notes:

•	we had approximately $1,057.1 million of outstanding indebtedness on a consolidated basis;

•	of such amount, our subsidiaries had an aggregate of approximately $90.7 million of outstanding indebtedness; and

•	we had no secured indebtedness.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper and the repayment at maturity of $200,000,000 principal amount of our 5.625% Senior Notes due May 1, 2012.

Optional Redemption	At any time prior to , 2021 (three months prior to the maturity of the notes), we may redeem some or all of the notes at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the Make-Whole Amount (as defined in “Description of the Notes—Optional Redemption”);

plus accrued and unpaid interest thereon to, but not including, the date of redemption.

In addition, at any time on or after the date that is three months prior to the maturity date of the notes, we may redeem some or all of the notes at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption.

Repurchase at the Option of Holders Upon a Change of Control	If we experience a “change of control repurchase event” (which is defined in this prospectus supplement and involves a change in control and related rating of the notes below investment grade), we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Covenants	The indenture relating to the notes will contain certain covenants for your benefit. These covenants will restrict our ability to:

•	incur debt secured by liens; or

•	engage in certain sale-leaseback transactions.

These covenants will, however, be subject to significant exceptions. In addition, neither the indenture nor the notes will limit the amount of indebtedness that we may incur or the amount of assets that we may distribute or invest. We will also be subject to a covenant concerning consolidations, mergers and transfers of substantially all of our property and assets. See “Description of the Notes—Covenants.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as (except for issue date and, in some cases, issue price and first interest payment date) and ranking equally and ratably with the notes of a series in all respects, as described under “Description of the Notes—General.”

Book-Entry

The notes will be issued in book-entry form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not receive or be entitled to receive certificated notes. See “Description of the Notes—Book-Entry; Delivery and Form; Global Notes.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	U.S. Bank, N.A.

Governing Law	New York.

Summary Financial Information

The following table sets forth our summary consolidated financial information. The summary operating data for fiscal years 2011, 2010 and 2009 and the summary financial position data as of October 28, 2011 and October 29, 2010 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary operating data for fiscal years 2008 and 2007 and the summary financial position data as of October 30, 2009, October 31, 2008, and October 26, 2007 are derived from our audited consolidated financial statements for the years indicated which are not included or incorporated by reference into this prospectus supplement. We have a 4-4-5 week accounting cycle with the fiscal year ending on the Friday on or immediately preceding October 31. Fiscal years 2011, 2010, 2009 and 2007 each included 52 weeks. Fiscal year 2008 included 53 weeks. Historical results are not necessarily indicative of the results to be expected in the future.

The summary consolidated financial information should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our Annual Report on Form 10-K for the year ended October 28, 2011, which we have filed with the SEC and which is incorporated by reference into this prospectus supplement.

	Fiscal Year Ended
	October 28, 2011	October 29, 2010	October 30, 2009	October 31, 2008	October 26, 2007
	(in thousands)
Operating Results:
Net Sales	$3,952,954	$3,226,687	$2,879,042	$3,482,378	$3,249,287
Costs and Expenses:
Cost of Sales	2,721,146	2,155,009	1,900,114	2,504,947	2,277,490
Operating Expense	862,160	695,601	687,960	684,056	662,224
Impairment of Goodwill and Intangible Assets	409,714	—	—	—	—

Income (Loss) from Operations*	(40,066)	376,077	290,968	293,375	309,573
Other (Income) Expense—Net	1,577	(1,387)	2,246	6,933	(11,860)
Interest Expense	61,511	58,267	50,394	57,745	61,662

Income (Loss) before Income Taxes	(103,154)	319,197	238,328	228,697	259,771

Net Income (Loss)	$(138,601)	$222,056	$160,153	$150,766	$172,115

Financial Position (at end of period):
Total Assets	$3,500,151	$3,867,936	$3,511,024	$3,520,042	$3,452,281
Working Capital**	538,025	530,435	406,638	435,897	458,141
Property, Plant and Equipment, Net	548,253	567,630	471,088	489,716	514,396
Long-Term Debt, Excluding Current Portion	679,805	943,216	873,095	763,129	648,988
Stockholders’ Equity	1,212,550	1,630,365	1,504,507	1,452,868	1,380,797

Other Statistics:
Property, Plant and Equipment Expenditures	$66,469	$67,732	$57,897	$43,045	$76,940
Depreciation and Amortization Expense	97,747	81,312	82,862	80,831	71,811
Research and Development Expense	115,416	100,236	91,303	96,552	90,322

*	Income (loss) from operations included a non-cash impairment charge on goodwill and intangible assets of $409,714 in fiscal year 2011. Income (loss) from operations included restructuring charges of $34,439, $12,383, $28,557 and $23,454 in fiscal years 2011, 2010, 2009 and 2008, respectively. Income (loss) from operations included gains on the sale of certain assets of $11,497 and $14,167 in fiscal years 2010 and 2008, respectively. Income (loss) from operations included acquisition-related charges of $13,275 and $3,173 in fiscal years 2011 and 2010, respectively.
**	Defined as accounts and notes receivable plus inventory less accounts payable.

RISK FACTORS

You should carefully consider the following risk factors and the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended October 28, 2011 which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Related to Our Business

Deterioration of economic conditions could harm our business.

Our business may be adversely affected by changes in national or global economic conditions, including inflation, interest rates, access to and functioning of capital markets, consumer spending rates, energy availability and costs (including fuel surcharges), and the effects of governmental initiatives to manage economic conditions. Deterioration in national and global economic conditions may reduce demand for our products and overall growth of the coatings industry.

Volatility in financial markets and the deterioration of national and global economic conditions could impact our operations as follows:

•	the value of our investments in debt and equity securities may decline, including our assets held in pension plans;

•	the financial stability of our customers and suppliers may be compromised, which could result in additional bad debts for us or non-performance by suppliers; and

•	it may become more costly or difficult to obtain financing to fund operations or investment opportunities, or to refinance our debt in the future.

Additionally, we utilize hedges and other derivative financial instruments to reduce our exposure to various interest rate risks, which qualify for hedge accounting for financial reporting purposes. Volatile fluctuations in market conditions could cause these instruments to become ineffective, which could require any gains or losses associated with these instruments to be reported in our earnings each period.

Fluctuations in the availability and prices of raw materials could negatively impact our financial results.

We purchase the raw materials needed to manufacture our products from a number of suppliers. The majority of our raw materials are petroleum-based derivatives and minerals and metals. Under normal market conditions, these materials are generally available from one or more suppliers on the open market. From time to time, however, the availability and costs of raw materials may fluctuate significantly, which could impair our ability to procure necessary materials, or increase the cost of manufacturing our products. Our raw material costs have been volatile, and we have experienced disruptions in supplies of certain raw materials at various times. These disruptions could affect our ability to manufacture products ordered by our customers, which could negatively impact sales.

When raw material costs increase, our profit margins are reduced unless and until we are able to pass along the increases to our customers through higher prices. If raw material costs increase, and if we are unable to pass along, or are delayed in passing along, those increases to our customers, we will experience profit margin reductions.

Many of our customers are in cyclical industries, which may affect the demand for our products.

Many of our customers are in businesses or industries that are cyclical and sensitive to changes in general economic conditions. As a result, the demand for our products by these customers depends, in part, upon economic cycles affecting their businesses or industries and general economic conditions. The continued weakness in the U.S. housing market has adversely affected product lines that serve this end market. Downward economic cycles affecting the industries of our customers, and deterioration of general economic conditions, may reduce our sales and profitability.

The industries in which we operate are highly competitive, and some of our competitors are larger and may have greater financial resources than we do.

All aspects of the coatings and paints business are highly competitive. We face strong competitors in all areas of our business. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced margins for our products. Competitive pressures may not only impair our margins but may also impact our revenues and our growth. A number of our competitors are larger than us and may have greater financial resources than we do. Increased competition with these companies could curtail price increases or could require price reductions or increased spending on marketing, sales and research and development, any of which could adversely affect our results of operations.

Industry sources estimate that the top ten largest coatings manufacturers represent more than half of the world’s coatings sales. Our larger competitors may have more resources to finance acquisitions or internal growth in this competitive environment. Also, we buy our raw materials from large suppliers, primarily chemical companies. In many of our product lines, we then sell our finished goods to large customers, such as do-it-yourself home centers, large equipment manufacturers and can makers. Our larger competitors may have more resources or capabilities to conduct business with these large suppliers and large customers. Finally, many of our larger competitors operate businesses other than paints and coatings. These competitors may be better able to compete during coatings industry downturns.

We have a significant amount of indebtedness.

Our total debt, including notes payable, was $1,057.1 million at October 28, 2011. Our level of indebtedness may have important consequences. For example, it:

•

may require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the cash flow available to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	could make us less attractive to prospective or existing customers or less able to fund potential acquisitions; and

•

may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to a competitor that may have less indebtedness.

Acquisitions are an important part of our growth strategy, and future acquisitions may not be successful.

Acquisitions have historically contributed significantly to the growth of our company. As part of our growth strategy, we intend to continue to pursue acquisitions of complementary businesses and products. If we are not able to identify and complete future acquisitions, our growth may be negatively affected. Even if we are successful in completing future acquisitions, we may experience:

•	difficulties in assimilating acquired companies and products into our existing business;

•	delays in realizing the benefits from the acquired companies or products;

•	difficulties due to lack of or limited prior experience in any new markets we may enter;

•	unforeseen claims and liabilities, including unexpected environmental exposures or product liability;

•	unforeseen adjustments, charges and write-offs;

•	unexpected losses of customers of, or suppliers to, acquired businesses;

•	difficulty in conforming the acquired business’ standards, processes, procedures and controls with our operations;

•	variability in financial information arising from the application of purchase price accounting;

•	difficulties in retaining key employees of the acquired businesses; and

•	challenges arising from the increased scope, geographic diversity and complexity of our operations.

Any of these factors may make it more difficult to repay our debt. In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses or the cost of acquired assets.

We derive a substantial portion of our revenues from foreign markets, which subjects us to additional business risks.

We conduct a substantial portion of our business outside of the United States. We currently have production facilities, research and development facilities, and administrative and sales offices located outside the United States, including facilities and offices located in Australia, Brazil, Canada, China, Finland, France, Germany, India, Ireland, Malaysia, Mexico, The Netherlands, New Zealand, Singapore, South Africa, Switzerland, Thailand, the United Kingdom and Vietnam. In 2011, revenues from products sold outside the United States accounted for approximately 48% of our net sales.

We expect sales from international markets to continue to represent a growing portion of our net sales. Notwithstanding the benefits of geographic diversification, our ability to achieve and maintain profitable growth in international markets is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent in international operations include the following:

•	agreements may be difficult to enforce, and receivables may be difficult to collect or have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	foreign operations may experience difficulties in attracting and retaining key employees and labor disputes;

•	transportation and other shipping costs may increase;

•	foreign governments may nationalize private enterprises;

•	unexpected adverse changes in export duties, quotas and tariffs and difficulties in obtaining export licenses;

•	intellectual property rights may be more difficult to enforce;

•

fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services we provide in international markets where payment for our products and services is made in the local currency;

•	our business and profitability in a particular country could be affected by political or economic changes or terrorist activities and responses to such activities;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur; and

•	compliance with a variety of foreign laws and regulations may be burdensome.

We have certain key customers.

Our relationships with certain key customers are important to us. From 2009 through 2011, sales to our largest customer exceeded 10% of our consolidated net sales. In 2011, our ten largest customers accounted for approximately 30% of our consolidated net sales. Although we sell various types of products through various channels of distribution, we believe that the loss of a substantial portion of our sales to our largest customers could have a material adverse impact on us.

If the reputation of our company or one or more of its key brands is damaged, it could harm our business.

Our reputation is one of the foundations of our relationships with key customers and other stakeholders. If we are unable to effectively manage real or perceived issues that negatively affect our reputation, our ability to conduct our business could be impaired, and our financial results could suffer. As we continue to invest in advertising and promotion for our key brands, our financial success is becoming more dependent on the success of our brands. The success of these brands could suffer if our marketing plans or product initiatives do not have the desired effect on a brand’s image, reputation or ability to attract customers. Further, our growth and results could be harmed if the reputation of our company or a key brand is damaged due to real or perceived quality issues, product recalls, regulatory enforcement or actions or customer claims and litigation.

Technology changes, and our ability to protect our technology, could affect our business.

Our product and application technology is supported by underlying chemistry that has been developed over many years. Ongoing research and development efforts focus on improving our internally developed and acquired technology and making formulation changes to improve the performance, profitability and cost competitiveness of our products. If our competitors develop new technology, or if our customers’ technology requirements change, and we are not able to develop competitive technology, our business and financial results could suffer. Further, although we seek to protect our proprietary technology and information through confidentiality and trade secret protection programs and practices, patents, cybersecurity measures and other means, if we were unable to protect material proprietary technology or information, our business and financial results could suffer.

Numerous laws and regulations affect our business.

We are subject to numerous laws and regulations that control the manufacturing, marketing, sale, use and disposal of our products. These laws and regulations include health, safety, product liability, environmental and labeling requirements applicable to our products and business.

Environmental laws and regulations control, among other things, the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of hazardous and non-hazardous wastes, the investigation and remediation of soil and groundwater affected by hazardous substances, or otherwise relating to environmental protection and various health and safety matters. These environmental laws and regulations impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up current sites, past spills, disposals and other releases of hazardous substances and violations of these laws and regulations can also result in fines and penalties. We are currently undertaking remedial activities at a number of our facilities and properties, and have received notices under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or analogous state laws of liability or potential liability in connection with the disposal of material from our operations or former operations. Pursuant to health, safety, product liability and labeling laws and regulations, we have also been subject to various governmental enforcement actions and litigation by individuals relating to the sale, use of or exposure to our products or materials used or contained in our products, including claims for property damage or personal injury claimed to have been caused by our products or materials used or contained in our products.

We are subject to the risk that adverse decisions relating to our compliance with existing laws and regulations and new laws or regulations, or changes in existing laws or regulations or their interpretation, could increase our compliance costs and expand our potential liability for enforcement actions by governmental authorities and litigation by individuals.

In addition, our customers’ or consumers’ perceptions about the acceptability or potential environmental or health effects of certain substances could require us to invest additional amounts to develop products that exclude those substances. If we are unable to develop products that exclude those substances when and if required by our customers, we may experience reduced sales and profitability.

Risks Related to the Notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries.

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will have priority over any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by us. As of October 28, 2011, we had approximately $1,057.1 million of indebtedness on a consolidated basis, none of which was secured, with approximately $90.7 million of such indebtedness at our subsidiaries.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control and a related change in the rating of the notes to below investment grade.

Upon the occurrence of specific kinds of change of control events and a related change in the rating of the notes to below investment grade, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a change of control, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately $             million (after underwriting discounts and commissions and our estimated offering expenses). We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper and the repayment at maturity of $200,000,000 aggregate principal amount of our 5.625% Senior Notes due May 1, 2012. Our outstanding commercial paper was borrowed for working capital and general corporate purposes. As of October 28, 2011, we had approximately $154.0 million of commercial paper outstanding, with a weighted average interest rate of approximately 0.39% per annum with a weighted average to maturity of approximately 22 days.

CAPITALIZATION

The following table sets forth, as of October 28, 2011, our consolidated short-term debt and total long-term debt and stockholders’ equity on an actual basis and as adjusted to give effect to the sale of the notes and the application of the net proceeds. See “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference.

	At October 28, 2011
	Actual	As Adjusted
	(Dollars in thousands, except per share amounts) (Unaudited)
Short-term debt:
Commercial paper	$153,955
Notes to banks	15,561
5.625% Senior Notes due May 1, 2012	200,000
Current portion of long-term debt (excluding 5.625% Senior Notes due 2012)	7,803

Total short-term debt	$377,319

Long-term debt:
5.100% Senior Notes due 2015	150,000
6.050% Senior Notes due 2017	150,000
7.250% Senior Notes due 2019	300,000
% Senior Notes due 2022 offered hereby	—
Notes to banks (4.49% to 6.77%)	67,303
Industrial development bonds (0.28% payable in 2015)	12,502
Obligation under capital lease	—

Total long-term debt, net of current portion	679,805

Stockholders’ equity
Common stock (par value $0.50 per share; shares authorized 250,000,000, shares issued, including shares in treasury, 118,442,624)	59,220
Additional paid-in capital	397,793
Retained earnings	1,221,750
Accumulated other comprehensive income (loss)	62,779
Less cost of common stock in treasury (24,888,494 shares)	(528,992)

Total stockholders’ equity	1,212,550

Total long-term debt and stockholders’ equity	$1,892,355

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to “Valspar,” “the Company,” “we,” “us” and “our” in this section are only to The Valspar Corporation, the issuer of the notes, and not to its subsidiaries.

General

The notes will be issued under a base indenture dated April 24, 2002, between Valspar and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A., “BNY Mellon”), as amended and supplemented by (i) a first supplemental indenture dated April 30, 2002, between Valspar and BNY Mellon, (ii) a second supplemental indenture dated April 17, 2007, between Valspar and BNY Mellon, and (iii) a third supplemental indenture dated June 19, 2009, among Valspar, BNY Mellon and U.S. Bank, N.A., as series trustee, and as further amended and supplemented by a fourth supplemental indenture between Valspar, BNY Mellon and U.S. Bank, N.A., as series trustee for the notes (the “Trustee”). For convenience, the base indenture, as amended and supplemented, is referred to as the “indenture.” The terms of the indenture are more fully described in the accompanying prospectus. The following summary of certain provisions of the notes and the indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the indenture. Certain terms used but not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus, the notes or the indenture, as the case may be.

The notes will be a separate series of Valspar’s “debt securities” (as that term is used in the accompanying prospectus) and will be unsecured obligations of Valspar ranking on a parity with all other unsecured and unsubordinated indebtedness of Valspar. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series.

The notes will be available for purchase in denominations of $1,000 and integral multiples of $1,000 in book-entry form only.

We will issue a total of $             aggregate principal amount of notes that will mature on                    , 2022 (the “notes”). We may from time to time, without notice to or the consent of the holders of the notes, “reopen” the notes and issue more notes having the same terms as the notes being offered by this prospectus supplement (except as to issue date and, in some cases, issue price and first interest payment date). These additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of debt securities under the indenture.

The notes will bear interest at an annual rate of     % per year from                     , 2012. The first interest payment date on the notes will be                     , 2012. Interest is payable semi-annually on                    and                     to holders of record at the close of business on the                     and                     (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

Optional Redemption

We may redeem the notes at our option, in whole or in part, on any date prior to                     , 2021 (three months prior to the stated maturity of the notes), at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed; and

(ii)	an amount (the “Make-Whole Amount”) equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

In addition, at any time on or after                     , 2021 (three months prior to the maturity date of the notes), we may also redeem some or all of the notes at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means, with respect to any redemption date for the notes, (i) Deutsche Bank Securities Inc. and its successors (provided, however, that if such firm or such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer), (ii) one Primary Treasury Dealer selected by Mitsubishi UFJ Securities (USA), Inc. or its successor after consultation with us, (iii) one Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. or its successor after consultation with us and (iv) one Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed pro rata, or by lot, or by another method compliant with applicable legal and securities exchange requirements, if any, and that the Trustee deems to be fair and appropriate.

Sinking Fund

The notes will not be entitled to any sinking fund.

Repurchase at the Option of Holders Upon a Change of Control

If a “change of control repurchase event” occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to repurchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered, the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the notes are rated below investment grade (defined below) by both rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

The term “change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock (defined below), measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a wholly owned subsidiary of a holding company and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s; a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service, Inc.

The term “rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

The term “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock or other equity interest of such person that is at the time entitled to vote generally in the election of the board of directors or equivalent body of such person.

Certain Covenants

The Supplemental Indenture contains certain restrictive covenants that are set forth below. Additional covenants relating to the notes, including a covenant concerning consolidations and mergers by Valspar and transfers of substantially all of our property and assets, are contained in the base indenture and are described under “Description of Debt Securities” in the accompanying prospectus. You can find the definitions of certain terms used in this section under “—Certain Covenant Definitions.”

Limitation on Liens

Valspar will not, and will not permit any Restricted Subsidiary to, incur a Lien on a Principal Property to secure a Debt unless one or more of the following exceptions apply:

1.	The Lien equally and ratably secures the notes and the Debt. The Lien may equally and ratably secure the notes and any other obligation of Valspar or a Subsidiary. The Lien may not secure an obligation of Valspar that is subordinated to the notes;

2.	The Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of Valspar or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by Valspar or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than 18 months after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

3.	The Lien is on property of an entity at the time the entity merges into or consolidates with Valspar or a Restricted Subsidiary;

4.	The Lien is on property at the time Valspar or a Restricted Subsidiary acquires the property;

5.	The Lien is on property of a Person at the time such Person becomes a Restricted Subsidiary;

6.	The Lien secures Debt of a Restricted Subsidiary owing to Valspar or another Restricted Subsidiary;

7.	The Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

8.	The Lien extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The amount of the Debt secured by the Lien may not exceed the amount of the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

9.	The Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Total Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8); and (b) Debt secured by a Lien incurred prior to the date of the base indenture that would have been permitted by any of those clauses if the base indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the “Limitation on Sale and Leaseback Transactions” covenant of the indenture must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (8).

In general, clause (9) above, sometimes called a “basket” clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Total Assets at the time. At October 28, 2011, Consolidated Total Assets were approximately $3,500.2 million.

Limitation on Sale and Leaseback Transactions

Valspar will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction for a Principal Property unless one or more of the following exceptions apply:

1.	The lease has a term of three years or less;

2.	The lease is between Valspar and a Restricted Subsidiary or between Restricted Subsidiaries;

3.	Valspar or a Restricted Subsidiary under clauses (2) through (8) of the “Limitation on Liens” covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

4.	Valspar or a Restricted Subsidiary under clause (9) of the “Limitation on Liens” covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

5.	Valspar or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of Valspar or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, Valspar or a Restricted Subsidiary may not receive credit for retirement of Debt of Valspar that is subordinated to the notes; or Debt, if paid in cash, that is owned by Valspar or a Restricted Subsidiary.

In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if Valspar or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

Certain Covenant Definitions

“Attributable Debt” for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if Valspar elects, the discount rate shall be equal to the weighted average Yield to Maturity of the notes under the base indenture. Such average shall be weighted by the principal amount of the notes then outstanding. Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, Valspar may estimate it in any reasonable manner.

“Consolidated Total Assets” means total consolidated assets as reflected in Valspar’s most recent consolidated balance sheet preceding the date of a determination under clause (9) of the “Limitation on Liens” covenant of the indenture.

“Debt” means any debt for borrowed money or any guarantee of such a debt.

“Lien” means any mortgage, pledge, security interest or lien to secure or assure payment of Debt.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the date the Debt was created.

“Principal Property” means (i) any manufacturing facility that is now or hereafter owned by Valspar or a Restricted Subsidiary and which is located in the United States (excluding territories and possessions other than Puerto Rico), except any such facility that in the opinion of the board of directors of Valspar or any authorized committee of the board is not of material importance to the total business conducted by Valspar and its consolidated Subsidiaries, and (ii) any shares of stock of a Restricted Subsidiary. At October 28, 2011, our Principal Properties consisted of 25 manufacturing facilities at various locations around the United States.

“Restricted Subsidiary” means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions other than Puerto Rico) and owns a Principal Property.

“Sale-Leaseback Transaction” means an arrangement pursuant to which Valspar or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

“Subsidiary” means a corporation a majority of whose Voting Stock is owned by Valspar or a Subsidiary.

“Voting Stock” means capital stock or other equity interest having voting power under ordinary circumstances to vote in the election of the board of directors or the equivalent body.

“Wholly-Owned Subsidiary” means a corporation all of whose Voting Stock is owned by Valspar or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of Valspar in its consolidated financial statements.

“Yield to Maturity” means the yield to maturity on a security at the time of its issuance or at the most recent determination of interest on the security.

Events of Default

An “Event of Default” with respect to the notes, means any of the following:

•	failure to pay any interest on any of the notes for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any of the notes when due;

•	failure to perform any other covenant in the indenture that applies to the notes for 30 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•

default in payment of principal amount of $10 million or more under any indebtedness, as defined in the base indenture, for borrowed money (including other series of debt securities, as defined in the base indenture) without cure for 30 days beyond any applicable grace period, or default under any mortgage, lien or other similar encumbrance, indenture or instrument (including the indenture) which secures any indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of indebtedness greater than $10 million, unless such default is cured or such acceleration is rescinded;

•	the entry by a court or agency or supervisory authority having competent jurisdiction of:

•

a decree or order for relief in respect of Valspar or any Restricted Subsidiary (as defined below) in an involuntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, which decree or order remains unstayed and in effect for a period of 60 consecutive days;

•

a decree or order adjudging Valspar or any Restricted Subsidiary to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Valspar or any Restricted Subsidiary, which decree or order remains unstayed and in effect for a period of 60 consecutive days; or

•

a decree or order appointing any Person to act as a custodian, receiver, liquidator, assignee, trustee or other similar official of Valspar or any Restricted Subsidiary or of any substantial part of the property of Valspar or any Restricted Subsidiary, as the case may be, or ordering the winding up or liquidation of the affairs of Valspar or any Restricted Subsidiary, and such decree or order remains unstayed and in effect for a period of 60 consecutive days;

•

our commencement, or the commencement by any Restricted Subsidiary, of a voluntary proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or certain similar actions specified in the Supplemental Indenture; or

•	a final judgment for payment of money in excess of $10 million is entered against us and the judgment is unsatisfied for 60 days without a stay of execution.

The term “Restricted Subsidiary” is defined above on page S-22. The remedies available to the Trustee upon any Event of Default are set forth in the indenture and described in the prospectus accompanying this prospectus supplement.

Book-Entry System

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for notes in definitive registered form, a global note may not be transferred except as a whole by the depositary for such global note to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Purchases of the notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of the notes will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of the notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

As long as the depositary, or its nominee, is the registered holder of a global note, the depositary or such nominee will be considered the sole owner and holder of the notes represented thereby for all purposes under the notes and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global note will not be entitled to have such global note or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in exchange for the global note and will not be considered to be the owners or holders of such global note or any notes represented thereby for any purpose under the notes or the indenture. Accordingly, each person owning a beneficial interest in such global note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global note representing notes is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for such global note. In addition, we may at any time and in our sole discretion determine not to have the notes represented by one or more global notes and, in such event, we will issue the notes in definitive form in exchange for all of the global notes representing the notes. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the notes represented by a global note has occurred and is continuing, then we will issue notes in definitive form in exchange for all of the global notes representing the notes.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Holding through Euroclear and Clearstream

If the depositary for a global note is DTC, you may hold interests in the global note through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, if you are a U.S. investor who holds your interests in the notes through these systems and wish on a particular day to transfer your interests, or to receive or make a payment or delivery or exercise any other right with respect to your interests, you may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, if you wish to exercise rights that expire on a particular day, you may need to act before the expiration date. In addition, if you hold your interests through both DTC and Euroclear or Clearstream, you may need to make special arrangements to finance any purchases or sales of your interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION IS MADE WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of certain United States federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the purchase, ownership and disposition of the notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury Regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the Internal Revenue Service will not challenge the conclusions stated below; and no ruling from the Internal Revenue Service or an opinion of counsel has been (or will be) sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers and certain traders in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, tax-exempt entities, U.S. Holders whose functional currency is not the U.S. dollar, former citizens or residents of the United States, persons who hold notes as part of a straddle, hedge, conversion transaction, restructure sale or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified retirement plans, controlled foreign corporations, passive foreign investment companies, or investors in pass-through entities, including Subchapter S corporations, partnerships and other entities or arrangements classified as partnerships for U.S. federal income tax purposes. If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. As a result, persons who are partners of a partnership holding notes should consult their own tax advisors. In addition, this summary is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, or any foreign tax laws.

Treasury Department Circular 230.     To ensure compliance with Treasury Department Circular 230, each holder and/or purchaser of a note is hereby notified that: (a) any discussion of tax issues in this prospectus supplement is not intended or written to be relied upon, and cannot be relied upon, by a holder and/or purchaser for the purpose of avoiding penalties that may be imposed on such holder and/or purchaser under applicable tax law; (b) such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the offer to sell notes by the Company; and (c) a holder and/or purchaser of a note should seek advice based on its particular circumstances from an independent tax advisor.

Tax Consequences to U.S. Holders

The term “U.S. Holder” means a beneficial owner of a note who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a deceased individual’s estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury Regulations to treat the trust as a United States person.

Taxation of Interest to U.S. Holders

All of the notes bear interest at a fixed rate under the rules regarding original issue discount. Moreover, we do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. Holder as ordinary income at the time a U.S. Holder receives the interest or the interest accrues, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder using the accrual method of accounting for federal income tax purposes must include interest on the notes in ordinary income as interest accrues. A U.S. Holder using the cash receipts and disbursements method of accounting for U.S. federal income tax purposes must include interest in ordinary income when payments are received, or made available for receipt, by the U.S. Holder.

Possible Effect of Contingent Note Payments to U.S. Holders

If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the note; and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange, repurchase or retirement of the note before the resolution of the contingencies.

For example, if we redeem the notes as described above in “Description of the Notes—Optional Redemption,” each note holder could be entitled to receive a payment equal to the greater of (a) 100% of the principal amount of the notes to be redeemed; and (b) the sum of the present value of the remaining scheduled payments of principal and interest thereon. Notwithstanding the possibility of such contingent payments, under applicable Treasury regulations, a right to contingent payments on a note may be ignored if the contingency is either remote or incidental. We believe that the possibility of the foregoing contingent payments should be considered as remote and/or incidental, so that the right to those payments should be ignored.

Therefore, for purposes of filing tax or informational returns with the Internal Revenue Service, we will not treat the notes as contingent payment debt instruments. Our determination that the notes are not contingent payment debt instruments is binding on each holder unless the holder explicitly discloses, in the manner required by applicable Treasury regulations, that its determination is different from ours. However, our determination is not binding on the Internal Revenue Service. It is possible that the Internal Revenue Service may make a different determination, in which case the timing and amount of income realized by a holder may be affected. Based on our belief stated in the preceding paragraph, this summary assumes that the notes are not subject to the contingent payment debt instrument rules.

If we pay any additional interest on the notes, U.S. Holders will generally be required to recognize additional interest income under the rules described above under “Tax Consequences to U.S. Holders—Taxation of Interest.” If we make a redemption payment of a present value amount that exceeds 100% of the principal amount of the notes being redeemed, the excess amount will generally be treated as capital gain under the rules described below under “Sale, Exchange or Other Disposition of a Note Held by a U.S. Holder.”

Sale, Exchange or Other Disposition of a Note Held by a U.S. Holder

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between:

•

the sum the cash and the fair market value of any other property received by the U.S. Holder, except to the extent that such cash or other is attributable to unpaid accrued interest on the note that has not previously been included in income, which amount will be taxable as ordinary income; and

•	the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the price the U.S. Holder paid for the note.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. Holder for more than one year; otherwise, the capital gain or loss will be short-term. Under current law, net long-term capital gain recognized by individual U.S. Holders, in tax years beginning before January 1, 2013, is eligible for a reduced rate of taxation. U.S. Holders are subject to certain annual limitations on the deductibility of their capital losses.

In addition, a U.S. Holder will generally recognize capital gain or loss on the defeasance of a note, except for any payment that is attributable to accrued interest on the note that has not previously been included in income, which amount will be taxable as ordinary income.

Additional Tax on Net Investment Income of Certain U.S Holders

For taxable years beginning after December 31, 2012, if you are a U.S. Holder other than a corporation, you generally will be subject to a 3.8% additional tax (the “Medicare tax”) on the lesser of (a) your “net investment income” for the taxable year, and (b) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income generally will include any income or gain recognized by you with respect to our notes, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Information Reporting and Backup Withholding for U.S. Holders

U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes, and redemption premium, if any. Backup withholding generally applies only if the U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	fails to report interest properly to the Internal Revenue Service; or

•

fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. Holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that such U.S. Holder timely furnishes the required information to the Internal Revenue Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund any such amounts once they are withheld.

We will furnish annually to the Internal Revenue Service, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest and the amount of backup withholding, if any, with respect to the notes.

Tax Consequences to Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note who is not classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and who is not a U.S. Holder (a “Non-U.S. Holder”).

Generally, a Non-U.S. Holder is, for U.S. federal income tax purposes:

•	a foreign corporation;

•	a foreign estate or trust, the income of which is not subject to U.S. federal income taxation regardless of its source; or

•	an individual who is classified as a nonresident alien.

In the case of a Non-U.S. Holder who is an individual, the following summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

Taxation of Interest to Non-U.S. Holders

Subject to the summary of backup withholding rules below in “Information Reporting and Backup Withholding for Non-U.S. Holders,” the accrual or payments of interest on a note held by any Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax; provided that we (or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes) receives a required certification from the Non-U.S. Holder (as discussed in the following paragraph) and the Non-U.S. Holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; or

•	receiving such interest payments as income effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

In order to satisfy the certification requirement, the Non-U.S. Holder must provide a properly completed Treasury Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) that is signed under penalties of perjury, provides the Non-U.S. Holder’s name and address, and certifies that the Non-U.S. Holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the Non-U.S. Holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax must receive from the financial institution a certification, signed under penalties of perjury, that a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to foreign partnerships, estates and trusts; and in certain circumstances, certifications as to foreign status of partners, trust owners or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30%, or any lower applicable treaty rate, on payments of interest on the notes, unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (as described below in “Effectively Connected Income of Non-U.S. Holders”).

If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (or, in the event that an income tax treaty is applicable, if the payments of interest are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the Non-U.S. Holder is a corporation for U.S. federal income purposes, such payments also may be subject to a branch profits tax at the rate of 30%, or any lower applicable treaty rate. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to withholding of U.S. tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Effectively Connected Income of Non-U.S. Holders

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest income and other payments received with respect to the note (including proceeds from any disposition of the note) are effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “Taxation of Interest to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed Treasury Form W-8ECI in order to claim an exemption from withholding of U.S. tax on interest income. If a Non-U.S. Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Non-U.S. Holders for whom income or gain attributable to the notes will constitute effectively connected income should consult their own tax advisors with respect to other tax consequences of the ownership of a note, including the possible imposition of a 30% branch profits tax with respect to corporate Non-U.S. Holders.

Sale, Exchange or Other Disposition of Notes Held by Non-U.S. Holders

Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (as described above in “Effectively Connected Income of Non-U.S. Holders”) or, in the event that an income tax treaty is applicable, such gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note, although such proceeds generally are not subject to withholding tax. A Non-U.S. Holder should treat any amount received on redemption of a note in the same manner as the Non-U.S. Holder treats proceeds received on a sale.

Any gain recognized by a Non-U.S. Holder that is described in the first bullet clause above generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person and the Non-U.S. Holder will be required to file a U.S. tax return. Such Non-U.S. Holders are urged to consult their tax advisors regarding the possible application of these rules. Any gain of a corporate Non-U.S. holder that is described in the first bullet clause above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder that is described in the second bullet clause above generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding for Non-U.S. Holders

Any payments of interest on the notes to a Non-U.S. Holder will generally be reported to the Internal Revenue Service and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding tax and certain additional information reporting (as described above in “Information Reporting and Backup Withholding for U.S. Holders”) generally will not apply to payments of interest with respect to which either (a) the required certification, described above in “Taxation of Interest to Non-U.S. Holders,” has been received or (b) an exemption otherwise has been established; provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes by or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption; provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding, unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a United States person or a U.S. related person, the Treasury Regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability; provided that such Non-U.S. Holder timely furnishes the required information to the Internal Revenue Service. We cannot refund any such amounts once they are withheld.

THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

UNDERWRITING

Deutsche Bank Securities Inc., Mitsubishi UFJ Securities (USA), Inc. and U.S. Bancorp Investments, Inc., are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount of Notes
Deutsche Bank Securities Inc.	$
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Valspar
Per note		%

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Any of these activities, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total issuer expenses for this offering will be $            , excluding underwriters’ discounts and commissions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates are agents and/or lenders on our revolving credit facility, for which they each received customary compensation.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, U.S. Bank, N.A. is the series trustee under the indenture for this offering. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank, N.A., is an underwriter in this offering. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, U.S. Bank, N.A. would be deemed to have a conflicting interest, by virtue of being an affiliate of one of the underwriters of the notes. In that event, U.S. Bank, N.A. would be required to resign as trustee or eliminate the conflicting interest.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospective Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of the above provisions, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1)

to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota will pass upon certain legal matters for us in connection with the notes offered by this prospectus supplement. Mayer Brown LLP, Chicago, Illinois, will pass upon certain legal matters for the underwriters in connection with this offering.

PROSPECTUS

THE VALSPAR CORPORATION

Common Stock

Debt Securities

Securities Warrants

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “VAL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration procedure. Pursuant to that procedure and under this prospectus, we may offer and sell:

•	Common stock;

•	Debt securities; and

•	Securities warrants.

The securities described above may be offered and sold in one or more offerings. Each time we offer and sell securities under the registration statement of which this prospectus is a part, we will file with the SEC a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus, and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. You can also inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our website at www.valsparcorporate.com. Our website is not intended to be, and is not, a part of this prospectus.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference into this prospectus, and information that we subsequently file with the SEC will automatically update information in this prospectus, as well as our other filings with the SEC. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered under this prospectus:

•	Annual report on Form 10-K for the year ended October 28, 2011 (including information specifically incorporated by reference into our Form 10-K) (as filed on December 21, 2011); and

•	The description of our capital stock as set forth in the Registration Statement on Form S-2 (File No. 2-82000), declared effective March 9, 1983.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

The Valspar Corporation

Attention: Investor Relations

P.O. Box 1461

Minneapolis, Minnesota 55440

(612) 851-7000

You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements in this prospectus and the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Statements in this prospectus and the documents incorporated by reference that are not of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect(s),” “plan(s),” “anticipate(s),” “intend(s),” “believe(s),” “estimate(s),” “predict(s),” “seek(s),” “potential,” “continue(s)” or “project(s)” or the negative of those terms or other comparable terminology. These forward-looking statements are based on management’s current expectations, estimates, assumptions and beliefs about future events, conditions and financial performance, and are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include, but are not limited to, deterioration in general economic conditions, both domestic and international, that may adversely affect our business; fluctuations in availability and prices of raw materials, including raw material shortages and other supply chain disruptions, and the inability to pass along or delays in passing along raw material cost increases to our customers; dependence of internal sales and earnings growth on business cycles affecting our customers and growth in the domestic and international coatings industry; market share loss to, and pricing or margin pressure from, larger competitors with greater financial resources; significant indebtedness that restricts the use of cash flow from operations for acquisitions and other investments; dependence on acquisitions for growth, and risks related to future acquisitions, including adverse changes in the results of acquired businesses, the assumption of unforeseen liabilities and disruptions resulting from the integration of acquisitions; risks and uncertainties associated with operations and achievement of profitable growth in developing markets, including Asia and Central and South America; loss of business with key customers; damage to our reputation and business resulting from product claims or recalls, litigation, customer perception and other matters; our ability to respond to technology changes and to protect our technology; changes in governmental regulation, including more stringent environmental, health and safety regulations; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; unusual weather conditions adversely affecting sales; changes in accounting policies and standards and taxation requirements such as new tax laws or revised tax law interpretations; the nature, cost and outcome of pending and future litigation and other legal proceedings; civil unrest and the outbreak of war and other significant national and international events; and other risks and uncertainties, including those discussed under the caption “Risk Factors” in our periodic reports on Forms 10-K and 10-Q. In addition, we may update our descriptions of such risks and uncertainties and assumptions in any prospectus supplement.

We disclaim any intention or obligation to publicly update or revise any of the forward-looking statements after the date of this offering memorandum to conform them to actual results, whether as a result of new information, future events, or otherwise, except as required by law. All of the forward-looking statements contained in this prospectus and the documents incorporated by reference herein are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors” in the prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K (incorporated by reference into this prospectus) and similar sections in our future filings that may be incorporated by reference into this prospectus.

The above list of uncertainties and other risk factors that may affect results addressed in the forward-looking statements may not be exhaustive. Other sections of this prospectus and the documents incorporated by reference into this prospectus may describe additional uncertainties or risk factors that could adversely impact our business and financial performance. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

Fiscal Year Ended
	October 28, 2011		October 29, 2010	October 30, 2009	October 31, 2008	October 26, 2007
Ratio of Earnings to Fixed Charges	NA	*	5.7x	5.1x	4.5x	4.7x

*	Earnings in 2011 were inadequate to cover fixed charges. The total amount of the deficiency was $103,154. Earnings in 2011 included a non-cash impairment charge on goodwill and other intangible assets of $409,714.

For purposes of computing the ratios of earnings to fixed charges:

•	“Earnings” represent income from continuing operations before taxes and cumulative effect of changes in accounting principles plus fixed charges; and

•

“Fixed Charges” for continuing operations consist of interest on indebtedness and amortization of debt expense and the interest component of such rental expense, which has been calculated based on an implied asset value and the weighted-average interest rate on our debt for the relevant period.

DESCRIPTION OF COMMON STOCK

The following description of our common stock (the “Common Stock”), together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of the Common Stock, but is not complete. For the complete terms of the Common Stock, please refer to our certificate of incorporation, as amended, and our bylaws, as amended, which are incorporated by reference into the registration statement that includes this prospectus.

Our certificate of incorporation, as amended, authorizes us to issue up to 250,000,000 shares of Common Stock. As of December 12, 2011, there were 93,334,818 shares of Common Stock outstanding, net of treasury shares, held by approximately 1,430 direct registered stockholders.

Our Common Stock is traded on the New York Stock Exchange under the symbol “VAL.” The Transfer Agent and Registrar for the Common Stock is BNY Mellon Shareholder Services.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of the Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine. The Common Stock has no preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of our company, the holders of Common Stock are entitled to share in all assets legally available for distribution to stockholders after payment of all liabilities and the liquidation preferences, if any, of any outstanding preferred stock. Each outstanding share of Common Stock is, and any shares of Common Stock offered by this prospectus when they are paid for will be, fully paid and nonassessable.

Members of our board of directors are divided into three classes and serve staggered three-year terms. This means that approximately one-third of our directors are elected at each annual meeting of shareholders and that it would take two years to replace a majority of the board of directors unless they are removed.

Our bylaws provide that special meetings of stockholders can be called only by the chairman of the board, a majority of the board of directors, a majority of the executive committee of the board of directors, or the president.

Delaware Anti-Takeover Law

Our company is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, this law prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years after the person became an interested stockholder unless, subject to specified exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset sale, stock sale or other transaction that results in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own 15 percent or more of our voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the Debt Securities. The applicable prospectus supplement will describe the specific terms of any Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

The Debt Securities will be issued under an indenture (the “Indenture”) dated April 24, 2002, between us and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank One Trust Company, N.A., “BNY Mellon”), as trustee, as amended and supplemented by (i) the first supplemental indenture dated April 30, 2002, between us and BNY Mellon, as trustee, (ii) the second supplemental indenture dated April 17, 2007, between us and BNY Mellon, as trustee, and (iii) the third supplemental indenture dated June 19, 2009, between us, BNY Mellon and U.S. Bank, National Association, as series trustee. As used in this prospectus, “Debt Securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee or the series trustee (BNY Mellon or the series trustee, as applicable with respect to a series of Debt Securities, the “Trustee”) authenticates and delivers under the Indenture.

We have summarized certain terms and provisions of the Indenture in this section. The summary is not complete. We have also incorporated by reference the Indenture as an exhibit to the registration statement that includes this prospectus. You should read the Indenture for additional information before you buy any Debt Securities. The summary that follows includes references to section numbers of the Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

General

The Debt Securities will be our direct unsecured obligations. The Indenture does not limit the amount of Debt Securities that we may issue and permits us to issue Debt Securities from time to time in one or more series. Debt Securities issued under the Indenture will be issued as part of a series that has been established by us pursuant to the Indenture (Section 302). Unless a prospectus supplement relating to Debt Securities states otherwise, the Indenture and the terms of the Debt Securities will not contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities.

A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the Debt Securities;

•	any limit on the total principal amount of the Debt Securities;

•	the price at which the Debt Securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the Debt Securities will be payable;

•	the maturity date of the Debt Securities;

•	if the Debt Securities will bear interest, and if so:

•	the interest rate on the Debt Securities;

•	the date from which interest will accrue;

•	the record and interest payment dates for the Debt Securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;

•	any optional conversion provisions that would permit us or the Holders (as defined below) of Debt Securities to elect to convert the Debt Securities prior to their final maturity;

•	any optional redemption provisions that would permit us or the Holders of Debt Securities to elect redemption of the Debt Securities prior to their final maturity;

•	any sinking fund provisions that would obligate us to redeem the Debt Securities prior to their final maturity;

•	the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

•	whether the Debt Securities will be subordinated to our other debt;

•	any changes to or additional Events of Default (as defined below under “—Events of Default”);

•	any changes to or additional covenants;

•

whether the Debt Securities will be issued in whole or in part in the form of Global Securities and, if so, the Depositary for those Global Securities (a “Global Security” means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

•	any special tax implications of the Debt Securities; and

•	any other terms of the Debt Securities.

A “Holder” means the person in whose name a Note is registered in the Note Register (Section 101).

Payment and Transfer

In the prospectus supplement, we will designate a “Place of Payment” where you can receive payment of the principal of and any premium and interest on the Debt Securities or transfer the Debt Securities. Even though we will designate a Place of Payment, we may elect to pay any interest on the Debt Securities by mailing a check to the person listed as the owner of the Debt Securities in the Note Register or by wire transfer to an account designated by that person (Section 307). There will be no service charge for any registration of transfer or exchange of the Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debt Securities.

Denominations

Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each, or multiples of $1,000.

Original Issue Discount

Debt Securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an “Original Issue Discount Security,” that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the Indenture (Section 301). The prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

Consolidation, Merger or Sale

The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

•

the resulting or acquiring corporation (if other than us) assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indenture; and

•	immediately after the transaction, no Event of Default exists.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the Debt Securities (Sections 801 and 802).

Modification and Waiver

Under the Indenture, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a change in the rate of interest;

•	a reduction in certain payments due on the Debt Securities;

•	a change in the Place of Payment or currency in which any payment on the Debt Securities is payable;

•	a limitation of a Holder’s right to sue us for the enforcement of certain payments due on the Debt Securities;

•	a reduction in the percentage of Outstanding Debt Securities required to consent to a modification, waiver or amendment of the Indenture; or

•

a modification of any of the foregoing requirements or a reduction in the percentage of Outstanding Debt Securities required to waive compliance with certain provisions of the Indenture or to waive certain defaults under the Indenture (Section 902).

Events of Default

The term “Event of Default” when used in the Indenture with respect to any series of Debt Securities, means any of the following:

•	failure to pay interest on any Debt Security of that series for 10 days after the payment is due;

•	failure to pay the principal of or any premium on any Debt Security of that series when due;

•

failure to perform any other covenant in the Indenture that applies to Debt Securities of that series for 30 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

•

default in payment of principal amount of $10 million or more under any Indebtedness for borrowed money (including other series of Debt Securities), or default under any mortgage, lien or other similar encumbrance, indenture or instrument (including the Indenture) which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than $10 million, unless such default is cured or such acceleration is rescinded;

•	certain events in bankruptcy, insolvency or reorganization;

•	a final judgment for payment of money in excess of $10 million is entered against us and the judgment is unsatisfied for 60 days without a stay of execution; or

•	any other Event of Default that may be specified for the Debt Securities of that series when that series is created. (Section 501)

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration (Section 502).

The prospectus supplement relating to each series of Debt Securities that are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an event of Default for any other series of Debt Securities issued under the Indenture. The Indenture requires us to file an Officers’ Certificate with the Trustee each quarter that states that certain defaults do not exist under the terms of the Indenture (Section 1011). The Trustee may withhold notice to the Holders of Debt Securities of any default (except defaults in the payment of principal, premium, or interest) if it considers such withholding of notice to be in the best interests of the Holders (Section 602).

Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification (Section 603). If reasonable indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred upon the Trustee (Section 512).

The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

•	the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

•

the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin such proceeding;

•	the Trustee has not started such proceeding within 60 days after receiving the request; and

•

the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series during those 60 days (Section 507).

However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment (Section 508).

DESCRIPTION OF SECURITIES WARRANTS

This section describes the general terms and provisions of the Securities Warrants (as defined below). The applicable prospectus supplement will describe the specific terms of the Securities Warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Securities Warrants.

We may issue warrants for the purchase of Common Stock or Debt Securities (the “Securities Warrants”). Securities Warrants may be issued alone or together with Common Stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a “Securities Warrant Agreement”) between us and a bank or trust company, as warrant agent (the “Securities Warrant Agent”), which will be described in the applicable prospectus supplement. The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not act as an agent or trustee for any holders of Securities Warrants.

We have summarized certain terms and conditions of the Securities Warrant Agreements and Securities Warrants in this section. The summary is not complete. We have also filed the forms of Securities Warrant Agreements and the certificates representing the Securities Warrants (the “Securities Warrant Certificates”) as exhibits to the registration statement that includes this prospectus. You should read the applicable forms of Securities Warrant Agreements and Securities Warrant Certificates for additional information before you buy any Securities Warrants.

General

If we offer Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of Debt Securities are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following if applicable:

•	the offering price;

•	the currencies in which such Securities Warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the Debt Securities that can be purchased if a holder exercises such Securities Warrants;

•

the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of Securities Warrants offered with each Debt Security or share of Common Stock;

•	the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Debt Securities;

•

the principal amount of the Series of Debt Securities that can be purchased if a holder exercised such Securities Warrant and the price and currencies in which such principal amount may be purchased upon exercise;

•	the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

•	United States federal income tax consequences; and

•	any other terms of such Securities Warrants.

Securities Warrants for the purchase of Debt Securities will be in registered form only.

If Securities Warrants for the purchase of Common Stock are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following where applicable:

•	the offering price;

•	the total number of shares of Common Stock that can be purchased if a holder exercises such Securities Warrant and the price at which such Common Stock may be purchased upon each exercise;

•

the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of Securities Warrants being offered with each Debt Security or share of Common Stock;

•	the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Debt Securities;

•	the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

•	United States federal income tax consequences; and

•	any other terms of such Securities Warrants.

Securities Warrants for the purchase of Common Stock will be in registered form only.

A holder of Securities Warrant Certificates may:

•	exchange them for new certificates of different denominations,

•	present them for registration of transfer, and

•	exercise them at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable prospectus supplement.

Until any Securities Warrants to purchase Debt Securities are exercised, the holder of such Securities Warrants will not have any of the rights of holders of the Debt Securities that can be purchased upon exercise, including the right to receive payments of principal, premium or interest on the underlying Debt Securities or to enforce covenants in the Indenture. Until any Securities Warrants to purchase Common Stock are exercised, holders of such Securities Warrants will not have any rights of holders of the underlying Common Stock, including the right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

Each holder of a Securities Warrant is entitled to purchase the principal amount of Debt Securities or number of shares of Common Stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised Securities Warrants will become void.

A holder of Securities Warrants may exercise them by following the general procedure outlined below:

•	delivering to the Securities Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the Securities Warrant Certificate representing the Securities Warrants; and

•

delivering the Securities Warrant Certificate representing the Securities Warrants to the Securities Warrant Agent within five business days of the Securities Warrant Agent receiving payment of the exercise price.

If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the Securities Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the Debt Securities or Common Stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a Securities Warrant Certificate, a new Securities Warrant Certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

Amendments and Supplements to Securities Warrant Agreements

We may amend or supplement a Securities Warrant Agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. We, along with the Securities Warrant Agent, may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustment

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the Common Stock;

•	if we subdivide, reclassify or combine the Common Stock;

•	if we issue rights or warrants to all holders of Common Stock entitling them to purchase Common Stock at less than the current market price; or

•

if we distribute to all holders of Common Stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions described below, or rights or warrants, excluding those referred to above.

Except as stated above, the exercise price and number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted if we issue Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase Common Stock or securities convertible into or exchangeable for Common Stock.

Holders of Common Stock Warrants may have additional rights under the following circumstances:

•	a reclassification or change of the Common Stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our Common Stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

PLAN OF DISTRIBUTION

We may sell any combination of the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers, or through a combination of these methods.

Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If the prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise stated in an applicable prospectus supplement, Rolf Engh, Esq., our Executive Vice President, General Counsel and Secretary, and Maslon Edelman Borman & Brand, LLP, will pass upon certain legal matters relating to the issuance and sale of the securities offered by this prospectus. Mr. Engh owns or has a right to own a number of shares of our common stock representing less than one percent of the total number of outstanding shares of our common stock. Counsel for any underwriter or agent will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The Valspar Corporation appearing in The Valspar Corporation’s Annual Report (Form 10-K) for the year ended October 28, 2011 (including the schedule appearing therein), and the effectiveness of The Valspar Corporation’s internal control over financial reporting as of October 28, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

The Valspar Corporation

            % Senior Notes due 2022

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Deutsche Bank Securities

Mitsubishi UFJ Securities

US Bancorp

January     , 2012